December 22, 2010

EXHIBIT 5

Craft Brewers Alliance, Inc. 929 North Russell Street Portland, Oregon 97227-1733

Subject:           Registration Statement on Form S-8 relating to the 2010 Stock Incentive Plan

Ladies and Gentlemen:

We are acting as counsel for Craft Brewers Alliance, Inc., a Washington corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 750,000 shares of the Company's Common Stock, par value $0.005 per share ("the "Shares"), issuable under the Company's 2010 Stock Incentive Plan (the "Plan"), together with options and other rights relating thereto.  We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We are admitted to the practice of law in the state of Washington and the foregoing opinion is limited to the laws of that state.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and any amendments.  In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.